Exhibit 4.1

DESCRIPTION OF SECURITIES
The following description sets forth certain material terms of Kinsale Capital Group, Inc.’s (the “Company,” “we,” “us” and “our”) common stock, which is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended. The following description is intended as a summary, and is qualified in its entirety by reference to our second amended and restated certificate of incorporation (our “Charter”) and our amended and restated by-laws (“By-Laws”), which are filed with the Securities and Exchange Commission and are exhibits to this Annual Report on Form 10-K, and the Delaware General Corporation Law (the “DGCL”).

Description Common Stock

All holders of our common stock are entitled to the same rights and privileges, as described below:

Authorized Capital Stock

We are authorized to issue up to 400,000,000 shares of common stock, par value $0.01 per share. Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “KNSL.”

Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors.
Our By-Laws provide that each director will be elected by a majority of the votes cast with respect to such person, either in person or represented by properly authorized proxy, at each annual meeting at which a quorum is present; provided, that, each director will be elected by a plurality of the votes cast in the case of a contested election.
Dividend Rights
Subject to the prior rights of holders of any then-outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available therefor.
Liquidation Rights
Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets legally available for distribution to stockholders.
Preemptive Rights
Holders of our common stock are not entitled to preemptive or subscription rights.
Anti-takeover Effects of Certain Provisions of Delaware Law, our Charter and our By-Laws
Our Charter and By-Laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that could make it more difficult to acquire control of our company by means of a tender offer, an open market purchase, a proxy contest or otherwise. These provisions may discourage coercive takeover practices or inadequate takeover bids and are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor or may consider in their best interests. A summary of these provisions is set forth below.

Election of Directors
Our Charter provides that each director will be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders and that each director will remain in office until his or her successor is duly elected or qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
If the number of directors is increased, any additional director elected to fill a newly elected directorship will hold office for a term expiring at the next annual meeting of stockholders. In no case will a decrease in the number of directors shorten the term of any incumbent director.
Vacancies Filled by the Board
Our Charter provides that, subject to the terms of any one or more classes or series of preferred stock then outstanding, any vacancy in our Board of Directors whether from an increase in the size of the board or otherwise will be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Calling of Special Meetings of Stockholders
Our Charter and By-Laws provide that special meetings of our stockholders for any purpose or purposes may be called at any time only (1) by the chairman of our Board of Directors, (2) by our chief executive officer (or, in the absence of a chief executive officer, our president) or (3) pursuant to a resolution adopted by a majority of our Board of Directors. Stockholders do not have the authority to call a special meeting of stockholders.
Advance Notice of Stockholder Nominations and Proposals
Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting (i.e., by precluding the conduct of certain business at the current annual meeting if the proper procedures are not followed) that are favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.